EXHIBIT 10.12

ANNUAL INCENTIVE PLAN FOR CERTAIN MANAGEMENT EMPLOYEES


To attract, motivate, reward and retain management employees, and to align their interests with those of the Company's stockholders the Company established the Annual Incentive Plan ("AIP") to provide additional compensation to designated executives of the Company based on the achievement of objective performance targets.


Participants are limited to the CEO and those other executives who, because of their significant impact on the current and future success of the Company, the CEO recommends and the Committee approves for participation in the AIP for that Performance Period.


Threshold, Target and Exceptional Performance benchmarks are approved by the Compensation Committee for each Performance Period in terms of Return on Assets ("ROA"), Plant Contribution, or other criteria as determined.


Participants have an opportunity to earn an award based on the actual results of the Operating Unit and/or Company compared with the Performance Target. Each participant is assigned a certain multiple of base salary as the target opportunity, based on level of responsibility. In addition, each participant is assigned factors weighting Operating Unit and Company performance in the calculation of the award. The award for achievement of Threshold, Target and Exceptional Performance is 50%, 100% and 150%, respectively, of the target opportunity. No award is earned if the Threshold Performance is not achieved.


To be eligible to receive an Award for any Performance Period a Participant must be actively employed by the Company on the last day of the Performance Period. Earned awards are paid in a single lump sum after actual results are finalized.